Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 13, 2004, relating to the financial statements and financial highlights which appears in the October 31, 2004 Annual Report to Shareholders of the AXA Enterprise Multimanager Funds Trust (formerly known as AXA Premier Funds Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

February 25, 2005